Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S‑1 of Nuwellis, Inc. and Subsidiary of our report dated March 11, 2024, relating to the consolidated financial statements of Nuwellis, Inc. and Subsidiary in the Annual Report on Form 10‑K for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP
Minneapolis, Minnesota
March 13, 2024